Exhibit 3.1 – Articles of Incorporation

Filed in the office of

/s/ Dean Heller

Dean Heller

Secretary of State

State of Nevada

Filing Date 12/23/1998

Entity Number C30222-1998

ARTICLES OF INCORPORATION

OF

KNOWLEDGE NETWORKS, INC.

The undersigned has, this day, formed corporation pursuant to Chapter 78 of the Nevada Revised Statutes for the transaction of business, and the promotion and conduct of the object and purposes stated below, under and pursuant to the laws of the State of Nevada, and does hereby certify:

ARTICLE I - NAME

The name of the corporation is KNOWLEDGE NETWORKS, INC.

ARTICLE II DURATION

The duration of this corporation shall be perpetual.

ARTICLE III - PURPOSE

The purpose of this corporation shall be to engage in any lawful activity.

ARTICLE IV CAPITAL STOCK

The aggregate number of shares that the corporation shall have authority to issue is:

50,000,000 shares of Series A Preferred Stock, par value $0.001; and

5,000,000 shares of Series B Preferred Stock, par value $0.001; and

500,000,000 shares of Common Stock, par value $0.001

The stock may be issued from time to time without any action by the stockholder for such consideration as may be fixed from time to time by the Board of Directors and shares so issued, the full consideration of which has been paid or delivered, shall be deemed the full paid up stock, and the bolder of such share shall not be liable for any further payment for such shares. Such stock shall not be subject to assessment to pay the debts of the corporation, and no. paid up stock and no stock issued as fully paid shall ever be assessed or be assessable by the corporation The holders of such stock shall not be individually responsible for the debts, contracts, or liabilities of the corporation and shall not be liable for assessments to restore impairments in the capital of the

V - RESIDENT AGENT

The name and address of this corporation's Resident Agent is:

INCORP SERVICES, INC.

3773 Howard Hughes Pkwy., Ste. 500S, Las Vegas, NV 89169.

Offices for the transaction of any business of the corporation and for holding meetings of the Board of Directors and Meetings of Stockholders may be established at irregular locations, within and without the State of Nevada.

ARTICLE VI - DIRECTORS

The members of the governing board shall be styled Directors'. Pursuant to Nevada Revised Statutes 78.115, the number of' directors shall be at least one (1). The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

ARTICLE VII. DIRECTOR LIABILITY

The corporation shall indemnify each present and future officer and director of the corporation against all costs, expenses and liabilities, including amounts of judgments, amounts paid and compromised settlements, and amounts paid for services of counsel and other related expenses, which may by incurred by or imposed on him/her in connection with any claim, action. Suit, proceeding, investigation, or inquiry made, instituted, or threatened in which he/she maybe involved as a party or otherwise by any past or future action taken or authorized and approved by him/her or any admission to act as such officer or director, at the time of the incurring or imposition of such cost, expenses, or liabilities. This shall not be applied to any costs, expenses, or liabilities to any matters to which he/she shall in such action, suit, or other proceeding, be finally adjudged to be liable by reason of his/her intentional misconduct, fraud, or a knowing violation of any law, or for the payment of dividends in violation of NRS 78.300. As to whether or not such director or officer was liable by reason of his/her acts or omissions which involve intentional misconduct, or a knowing violation of the law, in the absence of final adjudication of the existence of such liability. The Board of Directors, and each officer and director may conclusively rely upon an opinion of legal counsel selected by the Board of Directors.

The foregoing right of indemnification shall not be exclusive of other rights to which any such officer or director may be eotitie4 to as a matter of law or otherwise, and shall inure to the benefit of the heirs, executors, administrators, and assigns of each officer or director.

ARTICLE VIII - PREEMPTIVE RIGHTS

The corporation elects to have preemptive rights.

ARTICLE IX - INCORPORATOR

The name and address of the incorporator signing these Articles of Incorporation is as follows:

NAME ADDRESS

INCORP SERVICES, INC.

3773 Howard Hughes Pkwy., Ste. 500S

Las Vegas, NV 89169

IN WITNESS WHEREOF, I have hereunto executed these Articles of Incorporation this 23rd day of December, 1998.

/s/ K. Vasquez, Pres.

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